FAMILY DOLLAR STORES, INC.

                               2006 INCENTIVE PLAN
                               -------------------

                     Guidelines for Annual Cash Bonus Awards
                     ---------------------------------------

1.       Purpose

Family Dollar Stores, Inc. (the "Company") maintains for the benefit of eligible individuals the Family Dollar Stores, Inc. 2006 Incentive Plan (the "Plan"), which is intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of such individuals upon whose judgment, interest, and special effort the successful conduct of the Company's operation is largely dependent. These Guidelines for Annual Cash Bonus Awards (the "Guidelines") are intended to implement the Plan by providing eligible Associates of the Company an opportunity to participate in the Company's success by earning annual incentive compensation in the form of a cash bonus based on the Company's achievement of pre-tax earnings goals and the Associates' contributions to meeting such goals.

These Guidelines are adopted pursuant to relevant provisions of the Plan and are to be interpreted and applied in accordance with the terms and provisions thereof. Specifically, these Guidelines provide for the grant of Performance-Based Cash Awards under Article 9 of the Plan and, with respect to Covered Employees, the grant of Qualified Performance-Based Awards under Article 14 of the Plan. Unless otherwise provided herein, capitalized terms used in these Guidelines will have the meaning given such terms in the Plan.

2.       Scope

The Guidelines cover eligible Associates as described in Section 3 of these Guidelines. The Guidelines cover the Company's fiscal (not calendar) year that is the 12-month period that generally runs from approximately September to August. The actual dates for the fiscal year are determined and announced by the Company prior to the beginning of each fiscal year.

3.       Eligibility

Eligibility for participation in the Plan under these Guidelines shall be determined by any of the Chairman and Chief Executive Officer, the President or the Senior Vice President, Human Resources (or their designees) and communicated to department heads. Additional eligibility requirements are as follows:

     o An Associate must be classified as a regular, full-time employee for the entire fiscal year or the Associate's entire employment period in the fiscal year if the Associate was hired subsequent to the beginning of the fiscal year.
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     o    An  Associate  must be hired and on the active  payroll as a full-time employee as of the first business day after May 31 of the applicable fiscal year in order to participate during that fiscal year.

     o If an Associate, whose position was previously not identified as eligible for participation in the Plan under these Guidelines and who was eligible to participate in another bonus plan, is promoted to a position eligible to participate in the Plan under these Guidelines during the relevant fiscal year, such Associate will participate in each plan, subject to its conditions, on a prorated basis. The prorated calculation will be based upon the number of weeks and respective salary in each position.

     o If an Associate's position is changed during the relevant fiscal year and as a result of that change the bonus percentage applied in his or her individual bonus calculation under these Guidelines is affected, such Associate will participate on a prorated basis at each bonus percentage level based upon the number of weeks and respective salary in each position.

     o Except as otherwise provided below, an Associate must be on the payroll in a regular, full-time, active status when bonus checks are issued in order to receive payment under these Guidelines. An Associate on leave of absence, regardless of type, will receive the bonus payment only upon return to regular, full-time, active status; provided, however, that Associates on a Company approved family medical leave or approved military leave will be issued payment at the time bonus checks are issued even if they have not returned to regular, full-time, active status at that time.

     o    An Associate  whose  employment  with the Company  terminates  for any reason, other than death or termination of employment due to Disability or Retirement, prior to the issuance of bonus checks will forfeit any bonus such Associate otherwise would have been entitled to receive.

     o An Associate who dies or terminates employment due to Disability or Retirement after the end of the fiscal year but before the issuance of bonus checks will not forfeit the bonus which the Associate would have otherwise been entitled to receive.

     o An Associate who dies or terminates employment due to Disability during a fiscal year will participate on a prorated basis in the bonus program based upon the number of weeks of employment with the Company during such fiscal year and based upon an assumed performance rating of Satisfactory.

     o An Associate who terminates employment due to Retirement during a fiscal year will participate on a prorated basis in the bonus program based upon the number of weeks of employment with the Company during such fiscal year; provided that the Associate's term of employment is at least one-half of the fiscal year. An Associate who terminates employment due to Retirement in the first half of the fiscal year will

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          not receive any bonus amounts  pursuant to these  Guidelines  for such fiscal year.

     o These Guidelines do not in any manner restrict the right of the Company or the Associate to terminate employment at any time, for any reason, with or without cause.

     o An Associate otherwise meeting all of the eligibility requirements of these Guidelines, but whose performance rating for the fiscal year is at the Unsatisfactory/Does Not Meet Expectations level, will not participate in the Plan under these Guidelines or be eligible for bonus for that fiscal year.

4.       Target Bonus Amount and Adjustments for Performance

The target bonus amount for an Associate under these Guidelines equals a percentage of the Associate's base compensation received in the relevant fiscal year, generally ranging from 10% to 100%. (See above for changes in the Associate's position during the fiscal year.) The applicable percentage for an Associate will be established by Human Resources and communicated to department heads. The actual bonus amount for the fiscal year, if any, will be determined as a percentage of the target bonus amount depending on Company and individual performance as follows:

          A. Company pre-tax earnings vs. Target

               o The Board of Directors of the Company determines prior to, or within 90 days after the beginning of, each fiscal year a pre-tax earnings goal for the fiscal year.

               o In addition, under relevant provisions of the Plan, the pre-tax earnings goal for the relevant fiscal year may be further adjusted to reflect extraordinary events or circumstances affecting the Company or its business, which render such goal unsuitable.

               o Achievement of the pre-tax earnings goal determines the first part of the bonus calculation under these Guidelines. Achievement at the 100% level would provide for payment at the Guidelines' "target" payout percentage (a percentage of the Associate's base salary times an established individual performance multiplier - See B below).

               o If the pre-tax earnings goal is exceeded, the target bonus amount will increase by 3.33% for each 1% by which the goal is exceeded, to a maximum of 50% additional bonus for exceeding the goal by 15%, and thereafter will increase by 5% for each 1% by which the goal is exceeded, to a maximum of an additional 50% bonus (up to a total of 200%) for exceeding the goal by 25%.

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               o    If the pre-tax  earnings  goal is not  achieved,  the target bonus amount will decrease by 3.33% for each 1% by which the goal is not achieved, with no bonus being payable if pre-tax earnings are less than 85% of the goal.

               o    Calculation  of  the  target  bonus  payout   percentage  as
                    described in the previous two paragraphs is reflected in the following chart:

               ------------------------------ ----------------------------
                Performance  Level  Against    Payout as  Percent (%) of
                Pre-Tax Earnings Goal *        Target Bonus Opportunity
               ------------------------------ ----------------------------
                >= 125%                        200%
               ------------------------------ ----------------------------
                115%                           150%
               ------------------------------ ----------------------------
                100%                           100%
               ------------------------------ ----------------------------
                85%                            50%
               ------------------------------ ----------------------------
                < 85%                          0%
               ------------------------------ ----------------------------
               * Linear interpolation will be used for performance between stated levels.

          B. Individual Associate performance level for the fiscal year as determined on a five point rating scale and the incentive grouping / position level of the Associate.

               o A performance multiplier is applied to the target bonus amount for which an individual Associate is eligible, as determined by the Associate's position level. The multiplier is determined using two factors: individual performance level and incentive level grouping as determined by position.

               o Six incentive groupings have been established based upon position levels within the Company. The higher the position level, the more heavily weighted the Company pre-tax earnings performance becomes. The following ratios are used to establish the multiplier:

                     1.  Incentive Group 1
                     80/20 (80% individual performance, 20% Company performance)
                     2.  Incentive Group 2
                     60/40 (60% individual performance, 40% Company performance)
                     3.  Incentive Group 3
                     40/60 (40% individual performance, 60% Company performance)
                     4.  Incentive Group 4
                     20/80 (20% individual performance, 80% Company performance)
                     5.  Incentive Group 5
                     10/90 (10% individual performance, 90% Company performance)
                     6.  Incentive Group 6
                     100% (100% Company performance), subject to additional rules set forth below.

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               o    A  matrix  is   developed   annually  by  the  Company  that
                    incorporates the Company payout ratio, the incentive groups outlined above, and the eligible individual performance ratings ranging from Outstanding (Exceeds Expectations) to Needs Improvement (Meets Most Expectations). The resulting multiplier is a function of these elements and is reflective of individual eligibility and performance level.

          C. Qualified Performance-Based Awards

         Notwithstanding anything in these Guidelines to the contrary, the following provisions will apply to any Associate who is a Covered Employee for purposes of benefiting from the Section 162(m) Exemption applicable to Qualified Performance-Based Awards under Article 14 of the Plan. Please refer to the Plan document for further information.

               o All determinations under these Guidelines will be made by the Committee which, pursuant to section 4.1 of the Plan, will consist of all the members of the Compensation Committee who are "outside directors" within the meaning of
                    Section 162(m) of the Code.

               o The Committee will establish the target bonus amount for each Associate covered by this Section 4.C and the pre-tax earnings goal for the fiscal year.

               o Notwithstanding the foregoing, the Committee will adjust the pre-tax earnings goal for the fiscal year with respect to each Associate covered by this Section 4.C to adequately reflect the occurrence, during such fiscal year, of any of the events described in Section 14.4 of the Plan.

               o Payment of any cash bonus under these Guidelines to any Associate covered by this Section 4.C is conditioned upon the written certification of the Committee that the performance goals and any other material conditions applicable to such award were satisfied.

               o The Committee will retain the discretion to decrease, but not increase, the amount of any cash bonus otherwise payable to any Associate covered by this Section 4.C in accordance with the applicable performance formula described above. Specifically, with respect to any Associate covered by this
                    Section 4.C who is not a member of the Incentive Group 6 described above (and whose bonus therefore is calculated in part on the basis of the Associate's individual performance), the Committee will use the Associate's individual performance level for the relevant fiscal year solely for purposes of decreasing (to the extent permitted

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                    by the performance  formula  described  above) the amount of any cash bonus otherwise payable to the Associate, if the Committee deems it appropriate in its discretion.

               o In no event will the amount of any cash bonus otherwise payable to any Associate covered by this Section 4.C in accordance with the applicable performance formula described above exceed $1,000,000.

               o Payment of any cash bonus under these Guidelines to any Associate covered by this Section 4.C is conditioned upon the Plan having been previously approved by the shareholders of the Company.

6.       Additional Rules

               o Notwithstanding anything in these Guidelines to the contrary, the total annual bonus pool available for awards made pursuant to these Guidelines to participating Associates in the relevant fiscal year shall be determined by the Committee (subject to the rules described above relating to Qualified Performance-Based Awards) after the end of such fiscal year, and will in no event exceed 7% of the net profit realized by the Company and its subsidiaries during such fiscal year, computed on a consolidated basis determined in accordance with the generally accepted accounting principles, before any deduction for federal or state income taxes and before any deduction in respect of, or provision for, (i) appropriations or distributions made or to be made under these Guidelines, or (ii) payments made to officers or other employees under any agreement or other arrangements based upon or relating to profits of the Company or any of its subsidiaries, years of service with the Company or any of its subsidiaries or performance of the Company's retail stores; provided that the Committee may make the same adjustments to such net profit as may be made by the Committee with respect to the pre-tax earnings goal to recognize or to exclude any adjustment as set forth in
                    Section 14.4 of the Plan.

               o Bonuses earned under these Guidelines are expected to be paid within seventy-five (75) days following the end of the month in which the fiscal year comes to an end.

               o All bonus payments under these Guidelines are considered supplemental pay and will be taxed as such. Appropriate withholding and deductions will be taken from such payments. Percentages will be rounded to the nearest 1/10 of a percent (for example, 10.3%). Amount of bonus will be rounded up to the nearest whole dollar.

               o The amount of an Associate's earnings for the fiscal year which have actually been paid to the Associate will be used in determining the calculation. This calculation excludes

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                    the salary elements for Company  Aircraft,  Company Car, GTL
                    Imputed Income, or any bonus payments issued during the fiscal year.

               o These Guidelines cannot be changed or modified by a verbal communication or course of dealing, but only by a written communication signed by the Chairman, Chief Executive Officer or President of the Company.

               o In the event of major economic changes, catastrophic events, or any other circumstances not contemplated by the Company (but subject to the rules described above relating to Qualified Performance-Based Awards), the Committee reserves the right to alter, amend, or terminate these Guidelines and any awards hereunder.

               o The Chairman, Chief Executive Officer or President of the Company will make all final decisions, rulings and interpretations under these Guidelines (subject to the rules described above relating to Qualified Performance-Based Awards, which may require action by the Committee). By participating in the Plan under these Guidelines, each Associate agrees that such decisions, rulings and interpretations will be final and that each Associate will be bound by them. Each Associate further agrees that if and when any circumstances arise relating to these Guidelines which are not covered by this description of the Plan, the Associate will be bound by the final decision, ruling or interpretation of the Chairman, Chief Executive Officer or President of the Company.

               o In the event the Company restates its financial results within twelve (12) months of the payment of a bonus under these Guidelines due to material non-compliance by the Company with any financial reporting requirements of the federal securities laws, as a result of intentional misconduct (as determined by the members of the Board who are "independent" under the Company's Corporate Governance Guidelines), the Company's executive officers shall reimburse the Company the difference between (x) the amount of the bonus actually awarded to the executive officer and
                    (y) the amount of the bonus such executive officer would have received had the amount of the bonus been calculated based on the restated financial statements.

     Adopted by the Compensation Committee: October 3, 2006
     Amended August 28, 2007, November 5, 2007